Scholastic Announces Fiscal 2011 Results and Fiscal 2012 Outlook

NEW YORK, July 21, 2011 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the fourth quarter and fiscal year ended May 31, 2011. The Company also announced its fiscal 2012 plan for improved margins, continued investment in digital growth initiatives, and strong free cash flow generation.

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In the fourth quarter of fiscal 2011, revenue was $545.8 million, up 1% from the prior year period, and consolidated earnings per diluted share were $0.78, compared to $0.79 in the prior year period. Earnings per diluted share from continuing operations were $0.82 in the fourth quarter, compared to $0.84 a year ago, including one-time, mostly non-cash expenses of $0.14 and $0.18 per share in the current and prior periods, respectively.

In fiscal 2011, revenue was $1,906.1 million, approximately level with the prior year. Consolidated earnings per diluted share were $1.16 for the fiscal year, compared to $1.52 in the prior year. Earnings per diluted share from continuing operations were $1.29 in fiscal 2011 and $1.59 in fiscal 2010, which included one-time expenses of $0.28 and $1.01 per diluted share, respectively. Fiscal 2011 operating results primarily reflected lower sales of educational technology relative to a year ago, when the Company benefited significantly from the federal stimulus program, as well as increased strategic spending on digital initiatives in the children's book business.

Free cash flow for the fiscal year was $120.5 million, which exceeded net income, compared to $171.6 million in the prior period, which reflected that year's strong educational technology sales. Net debt at year end was $98.1 million, compared to $8.7 million a year ago, as the Company returned $176.4 million to shareholders in the form of share buybacks and dividends during fiscal 2011.

"Scholastic finished fiscal 2011 with solid momentum. Stronger sales of technology products and services, including the newly released READ 180® Next Generation, drove fourth quarter growth in Education, exceeding our expectations," commented Richard Robinson, Chairman, President and Chief Executive Officer. "In the Children's Books business, we made significant investments in our School Book Club and Fair channels to drive long-term digital growth, including successfully rolling out an expanded ecommerce platform and developing the infrastructure to sell and distribute children's ebooks. At the same time, segment revenue held steady, reflecting positive customer response to Clubs and Fairs, as well as the success of best-selling series including Harry Potter and The Hunger Games. Across the Company, working capital discipline contributed to strong free cash flow, which helped fund significant share buybacks and dividends during the fiscal year."

Fiscal 2012 Outlook

"As we begin fiscal 2012, our plan is to build upon Scholastic's market-leading positions in education and children's books, while improving margins and operating profits," Mr. Robinson continued. "The successful launch of the 'next gen' of READ 180 and continued expansion of our school customer base should drive strong growth in the higher margin Education segment. In Children's Books, we will continue to move forward with our ebook and ecommerce strategies, including the expanded roll-out of our children's ereading app and ebookstore, in fiscal 2012. At the same time, we remain focused across the Company on reducing costs, generating strong free cash flow and creating value for shareholders."

The Company's fiscal 2012 plan to improve margins and invest in long-term growth includes the following elements:

1. In Educational Publishing, strong revenue and profit growth are anticipated, driven by new sales and upgrades of READ 180 Next Generation and by strong renewals of services to a larger customer base. Continued investment in new reading and math programs, professional development services and digital versions of supplemental products should drive further growth in the future.

2. In Children's Books, revenue growth in School Book Fairs, driven by higher revenue per fair, is expected to offset a modest decline in Trade sales, compared to fiscal 2011. Revenue in School Book Clubs should hold level, based on more efficient promotion spending. Improved operating results in Clubs and Fairs is expected to offset additional digital spending and the marketing costs associated with the school and consumer roll-out of the Company's ebook offering.

3. The Company is taking steps to reduce costs in non-digital areas across the business. These actions should benefit margins starting in fiscal 2012.

4. In International, modest overall revenue growth and higher margins are expected, reflecting strong growth in Asia and improved results in the UK.

5. Strong free cash flow should continue in fiscal 2012, driven by strict working capital management.

Based on this plan, Scholastic expects total revenue from continuing operations in fiscal 2012 of approximately $1.9 billion, and earnings per diluted share from continuing operations in the range of $1.75 to $2.10. Severance and other one-time expenses associated with restructuring actions, as well as non-cash, non-operating items, are excluded from this guidance.

Fiscal 2012 free cash flow is expected to be approximately $90 to $100 million, which includes capital expenditures of $55 to $65 million and prepublication and production spending of $65 to $75 million.

Fourth Quarter and Fiscal 2011 Results

Children's Book Publishing and Distribution. Segment revenue in the fourth quarter was $268.8 million, compared to $273.5 million in the prior year period. Revenue in School Book Fairs held level, while School Book Clubs declined modestly due to lower revenue per order. Trade sales were down modestly compared to the prior year. Segment operating income in the quarter was $41.6 million, compared to $50.7 million a year ago, reflecting approximately $10 million in increased spending on digital initiatives.

For fiscal 2011, segment revenue was $922.0 million, up from $910.6 million in fiscal 2010. This increase reflects strong Trade sales, driven by best-selling series including The Hunger Games, which performed particularly well in both ebook and print formats, and Harry Potter. In School Book Fairs, revenue per fair and fair count rose solidly for the year, though this was partly offset by lower warehouse clearance sales compared to the prior period. School Book Clubs were down slightly for the year, as increases in teacher and parent ordering were offset by a decline in average revenue per order. During fiscal 2011, the Company successfully moved forward with key ecommerce and ebook initiatives, which accounted for approximately $30 million in additional spending in fiscal 2011, relative to the prior year. Segment operating income for the year was $78.1 million, compared to $117.9 million a year ago. Excluding a one-time bad debt expense of $3.5 million ($0.06 per share) in the current period related to Borders' bankruptcy filing, the difference reflects increased spending on digital initiatives and higher promotion spending in Clubs, partly offset by higher profits in Fairs and Trade.

Educational Publishing. Segment revenue in the fourth quarter was $126.5 million, up 8% from $117.2 million in the prior period, primarily reflecting 15% revenue growth in Scholastic Education, the educational technology and services division. Supplemental sales also grew slightly in the period. Including a one-time, non-cash impairment in the library publishing and classroom magazine division of $3.4 million ($0.07 per diluted share) in the current period, segment operating income was $14.8 million, compared to $21.7 million in the prior period, reflecting a shift in product mix, as well as a write-down of inventory related to the conclusion of a significant contract for classroom libraries.

For the fiscal year, segment revenue was $428.0 million, compared to $476.5 million a year ago. This change primarily reflects lower sales of educational technology, compared to the prior year, when there was significant benefit from federal stimulus funding. Segment operating income was $51.6 million in fiscal 2011, compared to $67.2 million in the prior period. Excluding the previously mentioned one-time impairment of $3.4 million ($0.06 per diluted share) in the current year and a one-time, non-cash impairment of $36.3 million ($0.60 per diluted share) in the prior year, the lower operating income primarily reflects lower technology product sales, partially offset by an increase in lower margin service sales to an expanded customer base.

International. Segment revenue in the fourth quarter was $122.0 million, compared to $116.8 million a year ago, reflecting a $9.8 million positive impact of foreign exchange. In local currencies, declines in Australia and UK sales were partly offset by growth in Asia. Segment operating income was $16.6 million, compared to $17.3 million in the prior period, which included $0.5 million ($0.01 per diluted share) in one-time expenses in the UK.

For the fiscal year, segment revenue was $444.9 million, compared to $412.0 million in the prior year, primarily reflecting a $23.9 million positive foreign exchange impact. Growth in local currencies reflects strong sales in Canada, Australia and Asia, partially offset by a decline in the UK. Segment operating income in fiscal 2011 was $38.3 million, compared to $30.0 million in fiscal 2010. Excluding one-time expenses in the UK of $3.0 million ($0.09 per diluted share) in the current year and $8.5 million ($0.22 per diluted share) in the prior year, higher segment profit reflects improved results in Australia and Asia.

Media, Licensing and Advertising. Segment revenue in the fourth quarter was $28.5 million, compared to $30.9 million in the prior year period, primarily reflecting the timing of advertising sales. Segment operating profit for the quarter was $2.7 million, compared to a loss of $1.6 million a year ago. Excluding a one-time, non-cash impairment of assets of $3.0 million ($0.05 per diluted share) in the prior period, higher segment profits were the result of improved gross margins for interactive products.

For the fiscal year, segment revenue was $111.2 million, compared to $113.8 million in the prior year, primarily reflecting lower sales of interactive products. Operating loss for the segment in fiscal 2011 was $1.2 million, compared to a loss of $4.2 million in fiscal 2010, which included the previously noted one-time expense of $3.0 million ($0.05 per diluted share).

Other Financial Results. Corporate Overhead expense was $66.1 million in fiscal 2011, down significantly from $82.5 million in the prior year, reflecting cost savings, as well as lower bonus and severance expense, offsetting higher benefit costs. In addition, there was a one-time sales tax charge of $7.5 million ($0.12 per diluted share) in the prior year. Corporate Overhead in the fourth quarter was $25.0 million, compared to $29.5 million in the prior period, partly reflecting higher benefit costs and the timing of other expenses in the current year, as well as the previously noted one-time charge in the prior period.

Severance expense was $2.4 million in the quarter, compared to $1.9 million in the prior period; for the year it was $6.7 million, compared to $9.2 million in the prior year. Stock-based compensation expense in the quarter was $2.6 million ($0.05 per diluted share), compared to $2.9 million ($0.05 per diluted share) in the prior year period; for the year it was $13.7 million ($0.24 per diluted share) compared to $14.0 million ($0.23 per diluted share) in the prior year.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.10 per share on the Company's Class A and Common Stock for the first quarter of fiscal 2012. The dividend is payable on September 15, 2011 to shareholders of record as of the close of business on August 31, 2011.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, July 21, 2011. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available by dialing (800) 642-1687 from within the U.S. or +1 (706) 645-9291 internationally, and entering access code 82046689. The recording will be available through Thursday, September 8, 2011.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

Contact: Scholastic Corporation

Investors: Jeffrey Mathews, 212-343-6741, investor_relations@scholastic.com

Media: Kyle Good, 212-343-4563, kgood@scholastic.com

SCHOLASTIC CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (Amounts in millions except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	05/31/11	05/31/10	05/31/11	05/31/10

Revenues	$545.8	$538.4	$1,906.1	$1,912.9

Operating costs and expenses:
Cost of goods sold	241.8	232.7	885.9	859.8
Selling, general and administrative expenses	232.2	228.2	842.4	812.6
Bad debt expense	1.0	0.1	13.6	9.5
Depreciation and amortization	16.7	15.8	60.1	59.5
Impairment charges (1)	3.4	3.0	3.4	43.1
Total operating costs and expenses	495.1	479.8	1,805.4	1,784.5

Operating income	50.7	58.6	100.7	128.4

Other income (loss)	-	-	(0.4)	0.9
Interest expense, net	3.9	4.0	15.6	16.2
Loss on investments (2)	3.6	-	3.6	1.5

Earnings from continuing operations before income taxes	43.2	54.6	81.1	111.6

Provision for income taxes	17.0	23.8	37.5	52.9

Earnings from continuing operations	26.2	30.8	43.6	58.7

Loss from discontinued operations, net of tax (3)	(1.4)	(1.6)	(4.2)	(2.6)

Net income	$24.8	$29.2	$39.4	$56.1

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (4)
Basic:
Earnings from continuing operations	0.84	0.85	1.31	1.61
Loss from discontinued operations, net of tax	(0.04)	(0.05)	(0.13)	(0.07)
Net income	0.80	0.80	1.18	1.54

Diluted:
Earnings from continuing operations	0.82	0.84	1.29	1.59
Loss from discontinued operations, net of tax	(0.04)	(0.05)	(0.13)	(0.07)
Net income	0.78	0.79	1.16	1.52

Basic weighted average shares outstanding	31.0	36.4	33.1	36.5
Diluted weighted average shares outstanding	31.5	36.9	33.6	36.8

(1) Impairment charges for the three and twelve months ended May 31, 2011 include $3.4 in impairment charges related to goodwill in the Educational Publishing segment.  Impairment charges for the three months ended May 31, 2010 include $3.0 in impairment charges related to goodwill and other intangible assets in the Media, Licensing and Advertising segment.  Impairment charges for the twelve months ended May 31, 2010 also include $36.3 in impairment charges related to the Company's library publishing activities and $3.8 in impairment charges related to assets received in connection with the dissolution of a joint venture in the United Kingdom.

(2) In the three and twelve months ended May 31, 2011, the Company recorded losses of $3.6 related to a UK-based cost method investment.  In the twelve months ended May 31, 2010 the Company recorded losses on a cost method investment in a U.S. based internet company of $1.5.

(3) The Company has closed or sold several operations during fiscal years 2008, 2009 and 2010, and presently holds for sale another operation.  All of these businesses are classified as discontinued operations in the Company’s financial statements.

(4) Earnings per share are calculated on non-rounded net income (loss) and shares outstanding.  Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION RESULTS OF CONTINUING OPERATIONS - SEGMENTS (UNAUDITED) (Amounts in millions except per share data)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	5/31/2011 (1)	5/31/2010 (1)	Change		5/31/2011 (1)	5/31/2010 (1)	Change

Children's Book Publishing & Distribution
Revenue
Book Clubs	$75.2	$79.2	($4.0)	(5%)	$298.2	$304.9	($6.7)	(2%)
Trade	38.5	39.4	(0.9)	(2%)	189.4	174.6	14.8	8%
Book Fairs	155.1	154.9	0.2	0%	434.4	431.1	3.3	1%
Total revenue	268.8	273.5	(4.7)	(2%)	922.0	910.6	11.4	1%
Operating income	41.6	50.7	(9.1)	(18%)	78.1	117.9	(39.8)	(34%)
Operating margin	15.5%	18.5%			8.5%	12.9%

Educational Publishing
Revenue	126.5	117.2	9.3	8%	428.0	476.5	(48.5)	(10%)
Operating income	14.8	21.7	(6.9)	(32%)	51.6	67.2	(15.6)	(23%)
Operating margin	11.7%	18.5%			12.1%	14.1%

International
Revenue	122.0	116.8	5.2	4%	444.9	412.0	32.9	8%
Operating income	16.6	17.3	(0.7)	(4%)	38.3	30.0	8.3	28%
Operating margin	13.6%	14.8%			8.6%	7.3%

Media, Licensing and Advertising
Revenue	28.5	30.9	(2.4)	(8%)	111.2	113.8	(2.6)	(2%)
Operating income (loss)	2.7	(1.6)	4.3	*	(1.2)	(4.2)	3.0	*
Operating margin	9.5%	*			*	*

Overhead expense	25.0	29.5	4.5	15%	66.1	82.5	16.4	20%

Operating income from continuing operations	$50.7	$58.6	($7.9)	(13%)	$100.7	$128.4	($27.7)	(22%)

(1) Results for the three and twelve month periods ended May 31, 2011 and May 31, 2010 reflect continuing operations and exclude discontinued operations. * Percent not meaningful.

SCHOLASTIC CORPORATION SUPPLEMENTAL INFORMATION (UNAUDITED) (Amounts in millions)

SELECTED BALANCE SHEET ITEMS

	05/31/11	05/31/10

Continuing Operations
Cash and cash equivalents	$105.3	$244.1
Accounts receivable, net	220.3	212.5
Inventories, net	309.9	315.7
Accounts payable	120.2	101.0
Accrued royalties	35.4	42.3
Lines of credit, short-term debt and current portion of long-term debt	43.5	50.3
Long-term debt, excluding current portion	159.9	202.5
Total debt	203.4	252.8
Total capital lease obligations	55.5	55.9
Net debt (1)	98.1	8.7

Discontinued Operations
Total assets of discontinued operations	9.3	12.9
Total liabilities of discontinued operations	0.6	2.9

Total stockholders' equity	740.0	830.4

SELECTED CASH FLOW ITEMS

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	05/31/11	05/31/10	05/31/11	05/31/10

Net cash provided by operating activities	$73.5	$74.9	$228.4	$275.8
Less: Additions to property, plant and equipment	18.6	26.9	50.0	55.3
Pre-publication and production costs	19.5	15.8	57.9	48.9

Free cash flow (2) (3)	$35.4	$32.2	$120.5	$171.6

(1)  Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2)  Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)  Free cash flow includes discontinued operations for the three and twelve months ended May 31, 2011 and May 31, 2010.